EXHIBIT 10.2



[GRAPHIC OMITTED]
                       [EPIC WEALTH MANAGEMENT LETTERHEAD]



March 29, 2006


Ms. Loral Good
473 Molino Avenue
Mill Valley, CA  94941

Re:  Offer of Employment

Dear Loral:

On behalf of Epic Wealth Management ("EWM"), I would like to confirm our offer to you for the exempt position of Chief Executive Officer. You will report to the CEO of Epic Bancorp. You will also report to the Board of Directors of Epic Wealth Management.

Your primary responsibilities will be to manage the daily operations of the firm to achieve its short and long-term business plan goals and to meet or exceed the profit targets set forth in the plan. You will also be responsible for acquisitions of the firm. Further details of this position are outlined in the attached job description.

Your start date and time is May 15 at 8:00AM, at 851 Irwin Street, San Rafael, California. As we discussed, in this position your compensation will be $16,666.67 per month, paid twice a month. EWM employees are paid on the 15th and last day of the month, with 24 pay periods per year.

Subject to Board approval, you are hereby granted to the option to purchase 20,000 shares of Epic Bancorp. The exercise price per share will be set based on the market closing price on the day of Board approval. The vesting schedule is as follows: vests 20% per year, with the first 20% vesting on the first anniversary of this grant and the full amount vesting on the fifth anniversary of this grant with an exercise term of 10 years. Complete terms of your grant are set forth in the Incentive Stock Option Agreement and the Epic Bancorp Employee Incentive Stock Option and Stock Appreciation Right Plan.

In addition, you will be eligible to participate in a senior management bonus plan under which plan bonus payments are dependent upon Epic Wealth Management and individual performance measures. You must be actively employed and on the EWM payroll at the time the bonus is paid. Bonus calculations are accrued, based on your salary. It is understood that EWM in its sole discretion will award bonus amounts, if any, as it deems appropriate consistent with the guidelines of the Bonus Plan. Performance review will be given 90 days after employment and at least annually thereafter.
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Loral Good
March 29, 2006
Page 2 of 3

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In addition to the foregoing, and subject to any prerequisite length of employment and your continued employment with the EWM, you will be eligible for consideration to receive and/or participate in EWM-offered benefits if you meet certain criteria. You will receive, at orientation and under separate cover, information about EWM benefits programs, including vacation, group medical, dental, vision, life insurance, short-term and long-term disability insurance, 401(k), Company-recognized holidays, tuition reimbursement and child care reimbursement.

On your first day of employment, you are required to bring documentation, as outlined on the attached list, so that we may verify your eligibility to work in the United States. If you do not plan to use your Social Security card as said documentation, please bring it as well so that Payroll can verify your Social Security number.

You agree, through the signing of this letter, that your employment with the EWM is at the mutual consent of each employee and the EWM and is an "at-will" employment relationship. Nothing in this letter is intended to guarantee your continued employment with the EWM or employment for any specific length of time. While the EWM hopes that your employment relationship will be mutually beneficial and rewarding, both you and the EWM retain the right to terminate the employment relationship at will, at any time, with or without cause. The at-will nature of your employment with the EWM cannot be modified or superseded except by a written agreement, signed by you and the CEO of Epic Bancorp, that clearly and expressly specifies the intent to modify the at-will relationship. In accepting employment with the EWM, you acknowledge that no EWM representative has made any oral or written promise or representation contrary to this paragraph. Furthermore, you acknowledge that this paragraph represents the only agreement between you and the Company concerning the duration of your employment and the at-will nature of the employment relationship.

Finally, this letter sets forth all terms of this offer of employment. It supersedes all previous and contemporaneous oral, written and/or implied communications and representations. This offer of employment is being extended subject to completion of pre-employment screening results that are satisfactory to EWM. Further, this offer of employment, if not previously accepted by you, will expire seven days from the date of this letter, although additional time for consideration of the offer can be made available if you find it necessary. If you wish to accept the offer, please sign in the place provided below and return it to me within the prescribed time. An additional copy of this offer letter is enclosed for your files.

We are pleased that you are joining the EWM and look forward to a mutually rewarding relationship. Should you have any questions, prior to or during your employment, please feel free to contact me at 415-454-1212.

Sincerely,



Mark Garwood
President/CEO Tamalpais Bank

Enclosure (1): Acceptable Documentation list
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Loral Good
March 29, 2006
Page 3 of 3

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          I ACCEPT THE OFFER OF EMPLOYMENT AS OUTLINED IN THIS LETTER.



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Loral Good                                                          Date